Exhibit 99.1

For more information contact

Brendan Burke

Vice President and Treasurer

(817) 224-7742

Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FIRST QUARTER 2014

•	Revenue of $612.8 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $0.8 million

•	Adjusted EBITDA of $34.6 million

•	Total backlog of $3.7 billion

•	DSO of 73 days

•	Term Loan principal prepayment of $15.0 million

MCLEAN, Va.—(May 12, 2014)—Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global services provider, today reported first quarter 2014 financial results.

First quarter revenue was $612.8 million, compared to $932.1 million in the first quarter 2013, with the decrease primarily driven by the accelerated pace of the drawdown in Afghanistan, reduced service needs in Iraq for the Department of State (DoS) and delays in new business awards caused by United States budget uncertainty. Net loss attributable to Holdings for the first quarter 2014 was $0.8 million, compared with net income attributable to Holdings of $15.0 million in the first quarter 2013. The Company reported Adjusted EBITDA of $34.6 million for the first quarter, compared with $53.3 million for the same period in 2013.

“Despite the slowdown in contract awards that has been recognized across our industry, we saw the team continue to capture new business at an impressive win rate and I am cautiously optimistic about the almost $6 billion in proposals that are currently submitted and awaiting award across the three businesses,” said Steve Gaffney, chairman and CEO. “With the drawdown in the Middle East, our focus remains on growth from our core into new areas through our commercial and internationally-focused business, DynGlobal, and through innovative partnerships created in our DynAviation and DynLogistics Groups.”

Bill Kansky, chief financial officer, added, “As the slowing operational tempo of the war pressures our revenues we need to realize lower working capital levels, which will allow us to continue to retire our outstanding debt. As previously communicated, the Company expects to pay down at least $50 million of debt in 2014, and we are on-plan through the first quarter as we made a $15 million prepayment on our term loan. “

First Quarter and Other Recent Highlights

•	In January 2014, DynLogistics announced the award of a subcontract to provide training assistance in support of the Afghan Engineer Training Security Assistance Team. DI will perform as a subcontractor to GovSource, Inc., a provider of professional and training services to the U.S. government, on the U.S. Army Security Assistance Training Management Organization (USASATMO) task order under the SATMO indefinite delivery, indefinite quantity (IDIQ) contract. The firm fixed-price subcontract has a one year period of performance and a total value of $6.4 million.

•	In January 2014, DynLogistics announced the award of a new task order under the Air Force Contract Augmentation Program III (AFCAP) to provide engineering design and support services in the United Arab Emirates (UAE). The competitively-awarded task order has a one-year base period with two, one-year options and a total contract value of $4.4 million, if all options are exercised.

•	In February 2014, DynLogistics’ Casals & Associates announced that it has been awarded a position on a multiple award, indefinite quantity contract (IQC) to support U.S. Agency for International Development (USAID) transition initiatives in Africa, Latin America and the Caribbean as part of the Support Which Implements Fast Transition IV (SWIFT IV) program. Task Orders will be competed individually. The competitively-awarded, multiple award IQC has a five year period of performance with a total shared ceiling contract value of $2.5 billion.

•	In February 2014, DynLogistics announced the award of a contract by the Naval Facilities Engineering Command-Pacific (NAVFAC Pacific) to provide operations support services in Cambodia. The contract has a one-year base period with four, one-year options for a total contract value of $8.5 million, if all options are exercised.

•	In March 2014, the U.S. Air Force awarded DynAviation a task order under the Contract Field Teams (CFT) contract to provide aviation maintenance support to the 512th Airlift Wing at Dover Air Force Base. The competitively-awarded task order has one base year with one, one-year option, and a total potential value of $8.5 million.

•	In March 2014, DynAviation announced the award of a contract to provide aviation maintenance services throughout the Theater Aviation Sustainment Manager—OCONUS (TASM-O) region under the Army Aviation Field Maintenance (AFM) contract. The hybrid firm fixed price, cost-plus incentive fee contract has a one year base with four, one year options and a total potential contract value of $307.1 million.

•	In March 2014, DynLogistics announced the award of a subcontract from APRO International Inc. to provide Precision Measurement Equipment Laboratories (PMEL) in support of the U.S. Air Force. DI will perform as a subcontractor to APRO on the Air Force Enterprise Contracted (AFEC) PMEL IDIQ contract. The subcontract has a one year base period and four, one-year options for a total potential value of $9 million.

•	During the quarter, DynGlobal announced the opening of its London office, home to DynCorp International (UK), in order to support the pursuit of opportunities in the United Kingdom, continental Europe and Africa.

•	In March 2014, the Company made a principal prepayment of $15.0 million on its Term Loan. This payment caused the acceleration of unamortized deferred financing fees of $0.2 million, which was recorded as a loss on extinguishment of debt within the Statement of Operations.

•	The Company received earnings from joint ventures of $9.7 million, compared to $2.4 million for the same period in 2013.

Reportable Segments Results:

DynAviation

Revenue was $295.7 million, compared with $367.7 million for the same period in 2013. The change was primarily the result of: decreased demand resulting from the de-scoping of the DoS Bureau of International Narcotics and Law Enforcement Air Wing program (INL-A) in Iraq, a reduction in volume of certain task orders under the Contract Field Teams (CFT) program, and the completion of the G222 and Columbus Support Division contracts. The decrease was partially offset by the Army Field Maintenance (AFM) and the Multi Sensor Aerial Intelligence Surveillance Reconnaissance (MAISR) contracts.

Adjusted EBITDA was $12.2 million, compared to $33.1 million for the first quarter 2013, with the change primarily driven by the revenue decline discussed above, charges on two loss contracts and a change in contract mix from CFT to AFM. These changes also impacted adjusted EBITDA as a percentage of revenue, which declined to 4.1%, compared with 9.0% in the first quarter 2013.

DynLogistics

Revenue was $317.2 million, compared with $567.1 million for the first quarter 2013, consistent with the expectation of reduced volume on the LOGCAP IV and Afghanistan Ministry of Defense Program (AMDP) contracts resulting from the continued drawdown of troops in Afghanistan, and was impacted by lower volume on the U.S. DoS Civilian Police (CivPol) program task orders, and the completion of the Worldwide Protective Services (WPS) program in Iraq. This decline was partially offset by increases in revenue from programs including the Enhanced Army Global Logistics Enterprise (EAGLE) Fort Campbell program, the Medium Tactical Vehicles (MTV) program, and the new task order for the Criminal Justice Program Support (CJPS) in Haiti.

Adjusted EBITDA was $14.1 million compared with $19.5 million for the first quarter 2013, the decline was primarily a result of lower revenue as described above. Adjusted EBITDA as a percentage of revenue for the first quarter was 4.4% compared to 3.4% during the first quarter of 2013. The increase primarily relates to a favorable change in contract mix.

DynGlobal

DynGlobal brings the full range of DI’s diverse capabilities and decades of experience to international and commercial customers. Initial activities of this segment are focused on the development and growth of this business.

Liquidity

Cash used by operating activities during the first quarter of 2014 was $29.1 million compared with $73.5 million during the first quarter of 2013. Cash used by operations in the first quarter of 2014 benefited primarily by improved working capital as compared to the same period of 2013. During the quarter the Company also made a $15.0 million principal prepayment on its term loan and still ended the quarter with $122.1 million in unrestricted cash. The Company did not have any borrowings under its revolving credit facility at quarter-end.

DSO at the end of the first quarter 2014 was 73 days, a four day increase from year-end, primarily attributable to the timing of payment cycles by certain customers.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on May 12, 2014, to discuss results for the first quarter 2014. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 40912501. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 12:00 p.m. Eastern Time on May 12, 2014, through 11:59 p.m. Eastern Time on June 12, 2014. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2013 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense (DoD) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including extending the Continuing Resolution that the DoD is currently working under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, WPS, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, IDIQ contracts; the timing or magnitude of any award fee granted under our government contracts,; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Three Months Ended March 28, 2014	Three Months Ended March 29, 2013
	(unaudited)	(unaudited)
Revenue	$612,759	$932,108
Cost of services	(560,490)	(845,125)
Selling, general and administrative expenses	(33,475)	(35,544)
Depreciation and amortization expense	(11,503)	(11,848)
Earnings from equity method investees	9,747	2,446

Operating income	17,038	42,037
Interest expense	(18,017)	(19,163)
Loss on early extinguishment of debt	(172)	—
Interest income	52	18
Other income, net	889	2,098

Income before income taxes	(210)	24,990
Benefit (provision) for income taxes	89	(8,795)

Net income	(121)	16,195
Noncontrolling interests	(645)	(1,192)

Net income attributable to DTH, Inc.	$(766)	$15,003
Income tax (benefit) provision	(89)	8,795
Interest expense, net of interest income	17,965	19,145
Depreciation and amortization(1)	11,741	12,289

EBITDA(2)	$28,851	$55,232
Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	4,174	551
Changes due to fluctuation in foreign exchange rates	(26)	(138)
Earnings from affiliates not received in cash (4)	—	(1,944)
Employee non-cash compensation, severance, and retention expense (5)	1,735	88
Management fees (6)	235	474
Acquisition accounting and Merger-related items (7)	—	(869)
Other	(405)	(95)

Adjusted EBITDA	$34,564	$53,299

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	We define EBITDA as GAAP net income (loss) attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(4)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.
(5)	Includes postemployment benefit expense related to severance in accordance with ASC 712—Compensation and relocation expense and share based compensation expense.
(6)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(7)	Includes the amortization of intangibles arising pursuant to ASC 805—Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY14 QTD Q1 (1)				DTH, Inc. CY13 QTD Q1 (1)
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	(6,279)	11,288	12,029	17,038	(9,253)	32,761	18,529	42,037
Depreciation and amortization expense (2)	11,364	365	12	11,741	11,756	305	228	12,289
Loss on early extinguishment of debt	(172)	—	—	(172)	—	—	—	—
Noncontrolling interests	(645)	—	—	(645)	(1,192)	—	—	(1,192)
Other income (loss), net	795	111	(17)	889	2,098	—	—	2,098

EBITDA(3)	5,063	11,764	12,024	28,851	3,409	33,066	18,757	55,232

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (4)	2,511	—	1,663	4,174	—	16	535	551
Changes due to fluctuation in foreign exchange rates	—	(26)	—	(26)	—	(138)	—	(138)
Earnings from affiliates not received in cash (5)	—	—	—	—	(1,944)	—	—	(1,944)
Employee non-cash compensation, severance, and retention expense (6)	1,188	293	254	1,735	—	45	43	88
Management fees (7)	49	100	86	235	173	155	146	474
Acquisition accounting and Merger-related items (8)	—	—	—	—	(869)	—	—	(869)
Other	(509)	56	48	(405)	(95)	—	—	(95)

Adjusted EBITDA	8,302	12,187	14,075	34,564	674	33,144	19,481	53,299

(1)	In April 2013, we re-aligned our organizational structure into three operating segments.
(2)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(3)	We define EBITDA as GAAP net income (loss) attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(4)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(5)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.
(6)	Includes postemployment benefit expense related to severance in accordance with ASC 712—Compensation and relocation expense and share based compensation expense.
(7)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(8)	Includes the amortization of intangibles arising pursuant to ASC 805—Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 28, 2014	December 31, 2013
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$122,123	$170,845
Restricted cash	1,659	1,659
Accounts receivable, net of allowances of $1,467 and $1,621, respectively	576,875	577,136
Other current assets	122,578	124,510

Total current assets	823,235	874,150
Non-current assets	613,791	625,771

Total assets	$1,437,026	$1,499,921

LIABILITIES AND EQUITY
Current liabilities	498,372	552,998

Total current liabilities	498,372	552,998
Long-term debt, less current portion	717,272	732,272
Long-term deferred taxes	23,394	17,359
Other long-term liabilities	7,540	7,632
Total equity attributable to Delta Tucker Holdings, Inc.	184,618	183,785
Noncontrolling interests	5,830	5,875

Total equity	190,448	189,660

Total liabilities and equity	$1,437,026	$1,499,921

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	March 28, 2014	December 31, 2013
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,314	$1,541
Unfunded backlog	2,360	2,439

Total Backlog	$3,674	$3,980

(1)	Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED STATEMENT CASH FLOW

(Amounts in thousands)

	For the three months ended
	March 28, 2014	March 29, 2013
	(unaudited)	(unaudited)
Cash Flow Information:
Net cash used in operating activities	$(29,114)	$(73,491)
Net cash used in investing activities	(4,862)	(1,633)
Net cash (used in) provided by financing activities	(14,746)	23,978
Net cash used in operating activities	(29,114)	(73,491)
Less: Purchase of property and equipment, net	(5,764)	(514)
Proceeds from sale of property, plant and equipment	—	—
Less: Purchase of software	(184)	(1,119)

Free cash flow	$(35,062)	$(75,124)